Exhibit 10.13

WAIVER

          This WAIVER is made and entered into as of February 2, 2006 by and among Foster Wheeler Ltd,. a Bermuda company, and Foster Wheeler LLC, a Delaware limited liability company, (the “Issuers”) on behalf of themselves and the subsidiary guarantors (the “Subsidiary Guarantors”) of the Notes (as defined below) and the holders (the “Waiving Holders”) listed on the signature pages hereof.

     WHEREAS, the parties hereto are parties to a Common Stock, Preferred Stock, Warrants and Senior Secured Notes Registration Rights Agreement, dated as of September 24, 2004 (the “Registration Rights Agreement”);

     WHEREAS, the Registration Rights Agreement provides the Waiving Holders certain registration rights as described therein;

     WHEREAS, the Issuers have filed and caused to be declared effective a registration statement on Form S-3 (the “Old Shelf”) relating to the Registrable Securities (as defined in the Registration Rights Agreement).

     WHEREAS, the Issuers intend to withdraw the Old Shelf and to file a new registration statement on Form S-3 covering all Registrable Securities other than the 10.359% Senior Secured Notes due 2011 issued by Foster Wheeler LLC and guaranteed by Foster Wheeler Ltd. and the Subsidiary Guarantors (the “Notes”);

     WHEREAS, in order to permit the foregoing, the Waiving Holders have determined to waive their registration rights with respect to their Senior Notes on the basis that such rights no longer provide any benefit to such parties and are burdensome to the Issuers.

     NOW, THEREFORE, on the basis of the foregoing, the Waiving Holders agree to waive the provisions of Section 2 and Section 4 (to the extent related to Section 2) of the Registration Rights Agreement as they relate to the Senior Notes. All registration rights otherwise provided for by Section 2 and Section 4 of the Registration Rights Agreement shall remain in full force and effect as they relate to the Registrable Securities of the Issuers other than the Notes as described in the Registration Rights Agreement.

     This Waiver may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be original and all of which taken together shall constitute one and the same agreement.

     This Waiver and any claim or controversy directly or indirectly based up on or arising out of this Waiver or the transactions contemplated by this Waiver (whether based on contract, tort or any other theory) shall in all respects be governed by and construed in accordance with the internal laws of the State of New York (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction). The parties agree that this Waiver was delivered in the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date first written above.

FOSTER WHEELER LLC

By:

Name:	Thierry Desmaris
Title:	Vice President & Treasurer

FOSTER WHEELER LTD

By:

Name:	Thierry Desmaris
Title:	Vice President & Treasurer

HOLDER:

Citigroup Global Capital Markets Inc.

By:

	Name:	Mark A. Ryan
	Title:	Managing Director

	Address:	390 Greenwich St.
New York, NY 10013

	Tel:	(212) 723-7386
	Fax:	(212) 723-8944